                                     EXHIBIT 2.2

                     Certificate of Merger, dated August 28, 1997

                                                                   EXHIBIT 2.2

                                CERTIFICATE OF MERGER
                                          OF
                                PROJECT Z CORPORATION
                                         INTO
                                   AVID CORPORATION

                 Under Section 252 of The General Corporation Law of
                                the State of Delaware

                                      **********

    The undersigned corporation organized and existing under and by virtue of the Pennsylvania Business Law of 1988, does hereby certify:

    FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

         NAME                          STATE OF INCORPORATION
         ----                          ----------------------
         Project Z Corporation         Delaware
         Avid Corporation              Pennsylvania

    SECOND: An Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

    THIRD: The name of the surviving corporation of the merger is Avid Corporation, a Pennsylvania corporation.

    FOURTH: The Restated Articles of Incorporation of Avid Corporation, as in effect as of the merger, shall be the Articles of Incorporation of the surviving corporation.

    FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is University City Science Center, 3401 Market Street, Suite 300, Philadelphia, PA 19104.

    SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

    SEVENTH: The surviving corporation agrees to accept service of process in this State in any proceeding for enforcement of any obligation of any constituent of this

    State, as well as for enforcement of any obligation of the surviving corporation arising out of the merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State as its agent to accept service of process in any such suit or other proceeding, with a copy to be sent to Avid Corporation, University City Science Center, 3401 Market Street, Suite 300, Philadelphia, PA 19104.

                [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, this Certificate of Merger has been executed as of this 28th day of August, 1997.


                                       AVID CORPORATION

                                       By: /s/ FORREST ANTHONY
                                           -------------------
                                           Forrest Anthony, President